Exhibit 99.1

Media Contact	Investor Contact
Ed Steadham 203-578-2287	Terry Mangan 203-578-2318
esteadham@websterbank.com	tmangan@websterbank.com

WEBSTER REPORTS THIRD QUARTER 2008 RESULTS; ANNOUNCES

QUARTERLY CASH DIVIDEND OF $.30 PER SHARE

Net loss of $16.8 million or $.42 loss per diluted share includes:

•	Improvement in net interest income, net interest margin, deposit service fees and reduced noninterest expenses compared to the second quarter

•

Increased provision for credit losses to $45.5 million consisting of $29.9 million for the continuing portfolios and $15.6 million for the liquidating portfolio; the coverage for credit losses for the continuing portfolios increased to 136 basis points compared to 130 basis points in the second quarter

•

Charges of $35.6 million for other-than-temporary impairment ( “OTTI”) on certain investment securities and loss on sale of securities, and $2.5 million primarily related to the Company’s OneWebster initiative and other charges

•	Tangible equity ratio of 6.34 percent as of September 30, 2008; Tier 1 leverage ratio of 8.65 percent

Operating income of $14.0 million or $0.17 per diluted share adjusting for OTTI and other charges

WATERBURY, Conn., October 21, 2008 – Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A., today announced a net loss of $16.8 million or $.42 loss per diluted share for the third quarter of 2008, compared to a net loss of $28.9 million or $.56 loss per diluted share for the second quarter of 2008 and $35.0 million in net income or $.64 per diluted earnings per share for the third quarter of 2007. As detailed below, results in the third quarter of 2008 reflect certain cash and non-cash charges in the quarter aggregating to $.59 per share. Operating income was $14.0 million or $.17 per diluted share adjusting for OTTI and other charges.

For the first nine months of 2008, net loss totaled $21.3 million, or $.51 loss per diluted share, compared to net income of $105.5 million, or $1.89 per diluted share in the year-ago period. Operating income was $61.2 million or $1.08 per diluted share adjusting for OTTI and other charges.

Detail of Charges to Third Quarter 2008 Earnings (Loss) Per Share:

Reported loss / loss per diluted share	$(16,754)	$(0.42)
Adjustments (after-tax):
Write-down of certain investments to fair value	28,791	0.55
Severance and other costs	998	0.02
Other charges	1,013	0.02

Operating income / diluted EPS	$14,048	$0.17

Operating income and operating EPS, representing net income and EPS determined in accordance with generally accepted accounting principles (“GAAP”) excluding the effects of the after-tax, non-cash OTTI charge noted above, provide a more meaningful comparison for effectively evaluating the company’s operating results.

Webster Chairman and Chief Executive Officer James C. Smith said, “Webster’s strong capital levels place us among the best capitalized bank holding companies of our size. During this time of unprecedented economic turmoil, we intend to use our capital strength to help our customers navigate the challenges facing the regional economy. The improvement that Webster has shown this quarter in core operating results would under more normal circumstances be the focus of this report.”

Webster will provide details on its third quarter performance in a conference call at 9:00 a.m. today (refer to details for the conference call at the end of this release). In addition, Webster has posted supplemental information regarding its investment securities portfolio and other items. Additional details are available on our website at www.wbst.com.

Charges taken in the third quarter included $33.5 million in write-downs for OTTI for certain investment securities classified as available for sale and $2.1 million in losses on the sale of equity securities. $24.5 million of the OTTI charges were related to capital trust income notes and certain BBB rated pooled capital trust securities. Of the remaining $9.0 million of OTTI charges, $8.0 million were related to FNMA and FHLMC preferred stock and $1 million were related to common equity securities. The amount of tax benefit recognized on the OTTI was based on the tax characteristics of each security (capital or ordinary). Those securities that are treated as capital for tax purposes have limited tax benefits recorded.

Subsequently, on October 3, 2008, the Emergency Economic Stabilization Act was enacted which includes a provision permitting banks to recognize losses relating to FNMA and FHLMC preferred stock as an ordinary loss, thereby allowing the company to tax benefit the losses. Had the legislation been in effect as of September 30, 2008, and had the company recognized the loss as an ordinary loss for the quarter ended September 30, 2008, the positive impact recorded would have been $3.5 million, or $0.07 per diluted share. The company will recognize the additional tax benefit in the quarter ending December 31, 2008 totaling approximately $3.8 million, or $0.07 per diluted share.

Other charges in the quarter include $2.1 million of loss on sale of FNMA and FHLMC preferred stock and $2.5 million in other pre-tax charges, primarily related to the OneWebster earnings optimization initiative.

Webster Chief Financial Officer and Chief Risk Officer Jerry Plush stated, “We are focused on identifying and managing risks during this credit cycle and continue to be proactive in dealing with issues in investments and loans as appropriate. We end the quarter with a solid tangible equity ratio of 6.34 percent.”

Board Declares Quarterly Cash Dividend of $.30 per share

Webster also announced today that its Board of Directors, at its October 20, 2008 meeting, declared a regular quarterly cash dividend of $.30 per common share. The dividend is payable on November 17, 2008 to shareholders of record on November 3, 2008. This is the 85th consecutive quarterly dividend since Webster first paid a dividend in 1987. Chairman and CEO Smith noted: “The Board has elected to pay a $.30 dividend to our shareholders given Webster’s strong capital position and core operating results. As indicated last quarter, our plan is to determine the appropriate dividend level based on core operating results and Webster’s capital needs in the quarters ahead.”

Revenues

Total revenue, which consists of net interest income plus total noninterest income, totaled $144.9 million in the third quarter of 2008 compared to $119.9 million in the second quarter of 2008 and $178.5 million a year ago. The declines in the third and second quarters of 2008 compared to a year ago reflect OTTI charges and losses on the sales of certain investment securities.

Net interest income totaled $129.2 million in the third quarter compared to $125.7 million in the second quarter and $127.1 million in the year-ago period. The $3.5 million increase from the second quarter primarily reflects an increase in the net interest margin as well as a higher level of interest-earning assets while the $2.1 million increase from a year ago mostly reflects a higher level of interest-earning assets. The net interest margin was 3.32 percent in the third quarter compared to 3.26 percent in the second quarter and 3.38 percent a year ago. The spread between the yield on interest-earning assets and the cost of interest-bearing liabilities in the third quarter of 2008 was 3.24 percent compared to 3.20 percent in the second quarter of 2008 and 3.29 percent in the third quarter of 2007.

Total noninterest income in the third quarter of 2008 was $15.7 million compared to ($5.7) million in the second quarter of 2008. Noninterest income, excluding OTTI and loss on sale of FNMA and FHLMC preferred stock, was $51.3 million in the third quarter of 2008 compared to $49.2 million in the second quarter and $51.4 million in the year-ago period. Deposit service fees totaled $31.7 million in the third quarter of 2008, an increase of $1.8 million and $1.7 million, respectively compared to $29.9 million in the second quarter and $30.0 million a year ago. Loan-related fees were $7.2 million for the third quarter compared to $7.9 million in the second quarter and $7.7 million in the year-ago period. Wealth and investment services revenues totaled $7.1 million in the third quarter compared to $7.6 million in the second quarter and $7.1 million a year ago. Income from mortgage banking activities was $0.1 million in each of the third and second quarters compared to $1.8 million a year ago. The declines from a year ago reflect the decision to exit the national wholesale mortgage business in the fourth quarter of 2007. Other noninterest income was $2.7 million compared to $0.9 million in the second quarter and $1.7 million a year ago.

Provision For Credit Losses

The total provision for credit losses was $45.5 million compared to $25.0 million in the second quarter and $15.25 million a year ago. $29.9 million of the provision for credit losses was related to the company’s continuing portfolios, and $15.6 million was related to the liquidating portfolio. The increase over the second quarter reflects higher levels of nonperforming and delinquent loans, as well as management’s decision to expedite the resolution of the remaining liquidating national construction loan portfolio and to provide for additional reserves for the liquidating home equity portfolio.

Net loan charge-offs from the continuing portfolios totaled $20.5 million in the third quarter compared with $11.2 million in the second quarter. Additional net charge-offs of $13.9 million and $6.8 million were recorded in the third quarter against the remaining indirect national construction loans and indirect, out-of-market home equity loans in the liquidating portfolio respectively, compared with net charge-offs of $3.7 million and $5.5 million in the second quarter.

The total allowance for credit losses, which consists of the allowance for loan losses and the reserve for unfunded credit commitments, was $198.7 million or 1.54 percent of total loans at September 30, 2008, compared to 1.52 percent at June 30, 2008 and 1.32 percent at September 30, 2007.

Of the total allowance for credit losses as of September 30, 2008, $170.9 million was allocated toward the continuing portfolios and unfunded credit commitments, or 1.36 percent of continuing loans, up from $161.5 million or 1.30 percent of loans as of June 30, 2008 and $27.8 million was allocated to the liquidating portfolio, or 14.0 percent and 7.5 percent of liquidating national construction and home equity loans respectively, a decline from $32.9 million, or 14.3 percent and 7.5 percent respectively, as of June 30, 2008.

Noninterest Expenses

Total noninterest expenses were $117.5 million in the third quarter compared to $137.7 million in the second quarter of 2008 and $113.6 million a year ago. Noninterest expenses excluding goodwill impairment and OneWebster charges were $115.0 million in the third quarter compared to $120.0 million in the second quarter of 2008 and $113.1 million a year ago. Total noninterest expense in the third quarter of 2008 included a $1.0 million subsidiary goodwill impairment charge and $1.5 million of previously disclosed severance and other costs primarily related to the OneWebster earnings optimization initiative while the second quarter of 2008 included a $8.5 million goodwill impairment charge and $12.5 million of other costs consisting of $7.7 million of previously disclosed amounts related to the OneWebster earnings optimization initiative, $1.6 million in severance and other expenses related to early retirement and other executive changes, and $3.2 million of other charges. Plush stated, “As we outlined in previous releases regarding our OneWebster initiative, the benefits of this program would begin to be realized as early as the third quarter of this year. We recognize that showing improvement in our core noninterest expenses, which reflects the early stages of this program and other cost containment measures, is essential, particularly in this uncertain economic environment and in light of higher FDIC insurance premiums in future quarters.”

Income Taxes

Due to the pre-tax loss, the effective tax rate for the third quarter was not meaningful. The $1.9 million tax benefit in the quarter on the $18.1 million pre-tax loss applicable to continuing operations in the period was impacted primarily by no tax benefit being available on $22.6 million of securities losses ($7.9 million benefit). Webster’s effective tax rate applicable to continuing operations and excluding primarily the effects of the securities losses, was 27% as compared to 29.5% in the second quarter of 2008 and 31.5% a year ago.

Balance Sheet Trends

Total assets were $17.5 billion at September 30, 2008 compared to $17.5 billion at June 30, 2008 and $16.9 billion a year ago. Total loans were $12.9 billion at September 30, 2008 compared to $12.8 billion at June 30, 2008 and $12.4 billion a year ago. In the third quarter, commercial real estate increased by $51 million, while Commercial & Industrial loans grew by $40 million. Consumer loans grew by $36 million while residential mortgage loans declined by $26 million. Securities totaled $3.0 billion at September 30, 2008 compared to $2.5 billion a year ago, which provided offset to a decline of $208 million in loans held for sale.

Total deposits were $11.8 billion, a decrease of $0.7 billion or 6 percent from a year ago, as Webster reduced higher costing brokered certificates of deposits, which declined $107 million, other certificates of deposit, which declined $354 million from a year ago, and money market deposit accounts, which declined $474 million from a year ago. Somewhat offsetting these declines was an increase in NOW and demand deposits of $106 million and a $107 million increase in savings accounts from a year ago. Core deposits as a percent of total deposits was 60.5 percent at September 30, 2008 compared to 62.0 percent in the second quarter and 59.1 percent a year ago. Borrowings totaled $3.7 billion or an increase of $1.4 billion, primarily in repurchase agreements, FED funds purchased and FHLB borrowings, from a year ago. Short-term borrowings continue to represent an attractive alternative to deposits, primarily certificates of deposits, and correspondingly benefit the net interest margin. The company has, given recent market conditions, begun to see strong growth in and consumer preference for certificates of deposit.

Book value per common share of $30.19 at September 30, 2008 compared to $33.73 a year ago. Tangible book value per share was $16.13 at September 30, 2008 compared to $19.62 a year ago. The ratio of tangible equity to tangible assets was 6.34 percent at September 30, 2008 compared to 6.44 percent a year ago. Webster’s Tier 1 leverage ratio is 8.64 percent at September 30, 2008 compared to 8.37 percent a year ago, and projected total risk based capital ratio is 13 percent at September 30, 2008 compared with 11.64 percent a year ago.

Asset Quality

Total nonperforming assets were $250.5 million or 1.94 percent of total loans and other real estate owned at September 30, 2008 compared to $224.1 million or 1.75 percent at June 30, 2008. The $26.4 million increase in nonperforming assets was primarily comprised of $26.7 million in residential development projects and $7.4 million in residential loans, $2.7 million in consumer loans and $5.7 million in other real estate owned, somewhat offset by declines in commercial loans of $4.0 million, commercial real estate of $0.7 million and liquidating portfolio of $11.4 million. Nonperforming loans in the liquidating indirect national construction and indirect out of footprint home equity portfolio totaled $17.5 million and $10.8 million at September 30, 2008, respectively compared to $29.0 million and $10.7 million at June 30, 2008 and $18.5 million and $4.2 million a year ago. The decline in liquidating nonperforming loans was the result of management’s decision to expedite resolution of the NCLC portfolio.

Past due loans for the continuing portfolios totaled $102.1 million at September 30, 2008, an increase of $34.4 million compared to $67.7 million at June 30, 2008. The increase in past due loans in the continuing portfolio was primarily related to increases of $15.5 million in commercial real estate, $13.0 million in residential loans and $5.1 million in consumer loans. Past due loans for the liquidating portfolio totaled $19.1 million at September 30, 2008 compared to $11.5 million at June 30, 2008.

***

Webster Financial Corporation is the holding company for Webster Bank, National Association. With $17.5 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust and investment services through 181 banking offices, 484 ATMs, telephone banking and the Internet. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation, the insurance premium finance company Budget Installment Corp., Center Capital Corporation, an equipment finance company headquartered in Farmington, Conn., and provides health savings account trustee and administrative services through HSA Bank, a division of Webster Bank. Member FDIC and equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.WebsterOnline.com.

***

Conference Call

A conference call covering Webster’s third quarter earnings announcement will be held today, Tuesday, October 21, at 9:00 a.m. EDT and may be heard through Webster’s investor relations website at www.wbst.com, or in listen-only mode by calling 1-877-407-8289 or 201-689-8341 internationally. The call will be archived on the website and available for future retrieval.

Forward-looking Statements

Statements in this press release regarding Webster Financial Corporation’s business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statement, see “Forward Looking Statements” in Webster’s Annual Report for 2007. Except as required by law, Webster does not undertake to update any such forward looking information.

Non-GAAP Financial Measures

In addition to results presented in accordance with GAAP, this press release contains certain non-GAAP financial measures. A reconciliation of net income and other performance ratios, as adjusted, is included in the accompanying selected financial highlights table.

We believe that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, our performance trends and financial position. Specifically, we provide measures based on what we believe are our operating earnings on a consistent basis and exclude non-core operating items which affect the GAAP reporting of results of operations. We utilize these measures for internal planning and forecasting purposes. We, as well as securities analysts, investors and other interested parties, also use these measures to compare peer company operating performance. We believe that our presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting our business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

WEBSTER FINANCIAL CORPORATION

Selected Financial Highlights (unaudited)

	At or for the Three Months Ended September 30,		At or for the Nine Months Ended September 30,
(In thousands, except per share data)	2008	2007 (c)	2008	2007 (c)
Net income (loss) and performance ratios (annualized):

Net income (loss)	$(16,754)	$34,968	$(21,329)	$105,471
Net income (loss) per diluted common share	(0.42)	0.64	(0.51)	1.89
Return on average shareholders’ equity	(3.59)%	7.63%	(1.59)%	7.50%
Return on average tangible equity	(5.96)	13.00	(2.74)	12.60
Return on average assets	(0.39)	0.83	(0.16)	0.83

Income (loss) from continuing operations and performance ratios (annualized):

Income (loss) from continuing operations	$(16,236)	$34,575	$(18,248)	$105,527
Net income (loss) from continuing operations per diluted common share	(0.41)	0.64	(0.45)	1.89
Return on average shareholders’ equity	(3.48)%	7.55%	(1.36)%	7.51%
Return on average tangible equity	(5.78)	12.85	(2.34)	12.60
Return on average assets	(0.37)	0.82	(0.14)	0.84
Noninterest income as a percentage of total revenue	10.87	28.80	13.22	28.58
Efficiency ratio (a)	59.73	61.31	63.64	61.68

Asset quality:

Allowance for credit losses	$198,669	$164,011	$198,669	$164,011
Nonperforming assets	250,466	104,174	250,466	104,174
Allowance for credit losses / total loans	1.54%	1.32%	1.54%	1.32%
Net charge-offs / average loans (annualized)	1.29	0.13	0.89	0.15
Nonperforming loans / total loans	1.77	0.77	1.77	0.77
Nonperforming assets / total loans plus OREO	1.94	0.84	1.94	0.84
Allowance for credit losses / nonperforming loans	87.25	172.06	87.25	172.06

Other ratios (annualized):

Tangible capital ratio	6.34%	6.44%	6.34%	6.44%
Total-risk based capital (e)	13.10	11.64	13.10	11.64
Shareholders’ equity / total assets	10.37	10.71	10.37	10.71
Interest-rate spread	3.24	3.29	3.21	3.32
Net interest margin	3.32	3.38	3.28	3.42

Share related:

Book value per common share	$30.19	$33.73	$30.19	$33.73
Tangible book value per common share	16.13	19.62	16.13	19.62
Common stock closing price	25.25	42.12	25.25	42.12
Dividends declared per common share	0.30	0.30	0.90	0.87

Common shares issued and outstanding	52,711	53,520	52,711	53,520
Basic shares (average)	52,032	53,735	52,017	55,166
Diluted shares (average)	52,032	54,259	52,017	55,753

Footnotes:

(a)	Calculated using SNL’s methodology - noninterest expense (excluding foreclosed property expenses, intangible amortization, goodwill impairments and other charges) as a percentage of net interest income (FTE basis) plus noninterest income (excluding gain/loss on securities and other charges).
(b)	For purposes of the yield computation, unrealized gains (losses) on securities available for sale are excluded from the average balance.
(c)	Certain previously reported information has been reclassified for the effect of reporting Webster Insurance as discontinued operations.
(d)	NCLC is defined as National Construction Lending Center
(e)	The ratios presented are projected for the 2008 reporting periods and actual for the 2007 reporting periods.

WEBSTER FINANCIAL CORPORATION

Consolidated Balance Sheet (unaudited)

(In thousands)	Sept 30, 2008	June 30, 2008	Sept 30, 2007
Assets:
Cash and due from depository institutions	$221,195	$323,480	$264,929
Short-term investments	6,449	2,996	80,270

Investment securities:
Trading, at fair value	1,197	2,280	635
Available for sale, at fair value	824,118	849,591	344,546
Held-to-maturity	2,031,665	2,065,771	2,051,277
Other securities	134,874	132,210	110,962

Total securities	2,991,854	3,049,852	2,507,420

Loans held for sale	3,247	3,972	211,659

Loans:
Residential mortgages	3,567,825	3,594,100	3,677,682
Commercial	3,677,069	3,637,395	3,562,394
Commercial real estate	2,365,181	2,314,497	1,896,566
Consumer	3,256,314	3,220,462	3,283,914

Total loans	12,866,389	12,766,454	12,420,556
Allowance for loan losses	(189,169)	(184,868)	(154,532)

Loans, net	12,677,220	12,581,586	12,266,024

Accrued interest receivable	75,830	73,060	86,654
Premises and equipment, net	188,443	190,273	192,880
Goodwill and other intangible assets, net	754,026	756,503	769,893
Cash surrender value of life insurance	277,176	274,570	266,729
Assets held for disposition	900	900	64,971
Unsettled trades	68,996	6,268	1,737
Deferred tax assets, net	127,628	94,823	41,904
Prepaid expenses and other assets	123,073	120,353	96,777

Total Assets	$17,516,037	$17,478,636	$16,851,847

Liabilities and Shareholders’ Equity:

Deposits:
Demand deposits	$1,509,319	$1,583,686	$1,479,503
NOW accounts	1,740,650	1,861,997	1,664,025
Money market deposit accounts	1,591,599	1,591,857	2,065,474
Savings accounts	2,318,014	2,452,831	2,211,125
Certificates of deposit	4,492,767	4,416,165	4,847,060
Brokered deposits	180,026	170,031	286,806

Total deposits	11,832,375	12,076,567	12,553,993

Securities sold under agreements to repurchase and other short-term debt	1,688,728	1,275,024	994,624
Federal Home Loan Bank advances	1,355,931	1,419,570	628,445
Long-term debt	657,004	653,995	666,236
Liabilities held for disposition	—	—	9,310
Accrued expenses and other liabilities	155,853	152,198	184,619

Total liabilities	15,689,891	15,577,354	15,037,227

Preferred stock of subsidiary corporation	9,577	9,577	9,577

Shareholders’ equity	1,816,569	1,891,705	1,805,043

Total Liabilities and Shareholders’ Equity	$17,516,037	$17,478,636	$16,851,847

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Consolidated Statements of Operations (unaudited)

	Three Months Ended Sept 30,		Nine Months Ended Sept 30,
(In thousands, except per share data)	2008	2007	2008	2007
Interest income:
Loans	$175,363	$212,847	$542,421	$632,348
Investment securities and short-term investments	39,210	34,163	116,657	100,006
Loans held for sale	54	4,616	1,546	18,284

Total interest income	214,627	251,626	660,624	750,638

Interest expense:
Deposits	57,730	94,484	193,028	271,797
Borrowings	27,716	30,083	87,873	93,348

Total interest expense	85,446	124,567	280,901	365,145

Net interest income	129,181	127,059	379,723	385,493
Provision for credit losses	45,500	15,250	86,300	22,500

Net interest income after provision for credit losses	83,681	111,809	293,423	362,993

Noninterest income:
Deposit service fees	31,738	29,956	90,114	84,068
Loan related fees	7,171	7,661	21,920	23,502
Wealth and investment services	7,070	7,142	21,660	21,657
Mortgage banking activities	50	1,849	894	8,040
Increase in cash surrender value of life insurance	2,606	2,629	7,810	7,749
Gain (loss) on sale of securities, net	(50)	482	199	1,526
Other	2,731	1,688	5,369	5,591

	51,316	51,407	147,966	152,133
Loss on write-down of investments to fair value	(33,507)	—	(89,684)	—
Loss on sale of FNMA/FHLMC preferred stock	(2,060)	—	(2,060)	—
Visa share redemption	—	—	1,625	—
Gain on Webster Capital Trust I and II securities	—	—	—	2,130

Total noninterest income	15,749	51,407	57,847	154,263

Noninterest expenses:
Compensation and benefits	61,314	61,171	187,623	183,605
Occupancy	12,827	11,932	39,637	36,557
Furniture and equipment	14,892	14,846	45,686	44,418
Intangible amortization	1,464	2,027	4,476	8,493
Marketing	2,478	4,123	11,061	12,486
Professional services	3,798	3,625	11,657	11,317
Foreclosed property expense	3,464	231	5,529	376
Other	14,759	15,146	45,943	47,189

	114,996	113,101	351,612	344,441
Debt redemption premium	—	—	—	8,940
Severance and other costs	1,535	452	10,253	10,265
Impairment of subsidiary goodwill	1,013	—	9,513	—

Total noninterest expenses	117,544	113,553	371,378	363,646

Income (loss) from continuing operations before income taxes	(18,114)	49,663	(20,108)	153,610
Income taxes (benefit)	(1,878)	15,088	(1,860)	48,083

Income (loss) from continuing operations	(16,236)	34,575	(18,248)	105,527
Income (loss) from discontinued operations, net of tax	(518)	393	(3,081)	(56)

Net income (loss)	$(16,754)	$34,968	$(21,329)	$105,471

Preferred stock dividends	4,994	—	4,994	—

Net income (loss) available to common shareholders	$(21,748)	$34,968	$(26,323)	$105,471

Diluted shares (average)	52,032	54,259	52,017	55,753
Net income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.41)	$0.64	$(0.45)	$1.91
Net income (loss)	(0.42)	0.65	(0.51)	1.91
Diluted
Income (loss) from continuing operations	(0.41)	0.64	(0.45)	1.89
Net income (loss)	(0.42)	0.64	(0.51)	1.89

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Five Quarter Consolidated Statements of Operations (unaudited)

	Three Months Ended
(In thousands, except per share data)	Sept 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007
Interest income:
Loans	$175,363	$175,786	$191,272	$205,363	$212,847
Investment securities and short-term investments	39,210	38,115	39,332	36,318	34,163
Loans held for sale	54	92	1,400	3,276	4,616

Total interest income	214,627	213,993	232,004	244,957	251,626

Interest expense:
Deposits	57,730	60,056	75,242	89,510	94,484
Borrowings	27,716	28,251	31,906	32,748	30,083

Total interest expense	85,446	88,307	107,148	122,258	124,567

Net interest income	129,181	125,686	124,856	122,699	127,059
Provision for credit losses	45,500	25,000	15,800	45,250	15,250

Net interest income after provision for credit losses	83,681	100,686	109,056	77,449	111,809

Noninterest income:
Deposit service fees	31,738	29,943	28,433	30,577	29,956
Loan related fees	7,171	7,891	6,858	7,328	7,661
Wealth and investment services	7,070	7,634	6,956	7,507	7,142
Mortgage banking activities	50	104	740	1,276	1,849
Increase in cash surrender value of life insurance	2,606	2,623	2,581	2,637	2,629
Gain (loss) on sale of securities, net	(50)	126	123	195	482
Other	2,731	854	1,784	2,094	1,688

	51,316	49,175	47,475	51,614	51,407
Loss on write-down of investments to fair value	(33,507)	(54,924)	(1,253)	(3,565)	—
Loss on sale of FNMA/FHLMC preferred stock	(2,060)	—	—	—	—
VISA share redemption	—	—	1,625	—	—

Total noninterest income	15,749	(5,749)	47,847	48,049	51,407

Noninterest expenses:
Compensation and benefits	61,314	62,866	63,443	59,910	61,171
Occupancy	12,827	13,128	13,682	12,321	11,932
Furniture and equipment	14,892	15,634	15,160	15,353	14,846
Intangible amortization	1,464	1,464	1,548	1,881	2,027
Marketing	2,478	4,940	3,643	1,727	4,123
Professional services	3,798	3,706	4,153	3,721	3,625
Foreclosed property expense	3,464	1,552	513	1,634	231
Other	14,759	16,565	14,619	16,879	15,146

	114,996	119,855	116,761	113,426	113,101
Severance and other costs	1,535	9,368	(650)	6,898	452
Impairment of subsidiary goodwill	1,013	8,500	—	—	—

Total noninterest expenses	117,544	137,723	116,111	120,324	113,553

Income (loss) from continuing operations before income taxes	(18,114)	(42,786)	40,792	5,174	49,663
Income taxes (benefit)	(1,878)	(14,285)	14,303	5	15,088

Income (loss) from continuing operations	(16,236)	(28,501)	26,489	5,169	34,575
Income (loss) from discontinued operations, net of tax	(518)	(439)	(2,124)	(13,867)	393

Net income (loss)	$(16,754)	$(28,940)	$24,365	$(8,698)	$34,968

Preferred stock dividends	4,994	—	—	—	—

Net income (loss) available to common shareholders	$(21,748)	$(28,940)	$24,365	$(8,698)	$34,968

Diluted shares (average)	52,032	52,017	52,297	52,795	54,259

Net income (loss) per common share:
Basic
Income (loss) from continuing operations	$(0.41)	$(0.55)	$0.51	$0.10	$0.64
Net income (loss)	(0.42)	(0.56)	0.47	(0.17)	0.65
Diluted
Income (loss) from continuing operations	(0.41)	(0.55)	0.51	0.10	0.64
Net income (loss)	(0.42)	(0.56)	0.47	(0.16)	0.64

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Five Quarter Interest-Rate Spreads (unaudited)

	Three Months Ended
	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007	September 30, 2007
Interest-rate spread
Yield on interest-earning assets	5.45%	5.51%	6.02%	6.42%	6.61%
Cost of interest-bearing liabilities	2.21	2.31	2.82	3.24	3.32

Interest-rate spread	3.24%	3.20%	3.20%	3.18%	3.29%

Net interest margin	3.32%	3.26%	3.27%	3.26%	3.38%

Consolidated Average Balances, Yields and Rates Paid (unaudited)

Three Months Ended September 30,	2008			2007
(Dollars in thousands)	Average balance	Interest	Fully tax- equivalent yield/rate	Average balance	Interest	Fully tax- equivalent yield/rate
Assets:
Interest-earning assets:
Loans	$12,805,398	$175,363	5.43%	$12,390,191	$212,847	6.80%
Investment securities (b)	2,992,722	42,926	5.54	2,470,938	35,783	5.79
Loans held for sale	3,810	54	5.62	297,330	4,616	6.21
Short-term investments	4,193	28	2.64	91,362	1,185	5.08

Total interest-earning assets	15,806,123	218,371	5.45	15,249,821	254,431	6.61

Noninterest-earning assets	1,537,759			1,597,950

Total assets	$17,343,882			$16,847,771

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,515,047	$—	—%	$1,512,450	$—	—%
Savings, NOW and money market deposit accounts	5,869,948	19,660	1.33	5,909,836	34,832	2.34
Time deposits	4,670,268	38,070	3.23	5,224,511	59,652	4.53

Total deposits	12,055,263	57,730	1.90	12,646,797	94,484	2.96

Securities sold under agreements to repurchase and other short-term debt	1,332,097	8,517	2.50	949,452	10,733	4.42
Federal Home Loan Bank advances	1,291,583	10,181	3.08	589,427	6,906	4.58
Long-term debt	655,760	9,018	5.50	661,075	12,444	7.53

Total borrowings	3,279,440	27,716	3.33	2,199,954	30,083	5.40

Total interest-bearing liabilities	15,334,703	85,446	2.21	14,846,751	124,567	3.32
Noninterest-bearing liabilities	132,799			159,375

Total liabilities	15,467,502			15,006,126

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,866,803			1,832,068

Total liabilities and shareholders’ equity	$17,343,882			$16,847,771

Tax-equivalent net interest income		132,925			129,864
Less: tax-equivalent adjustment		(3,744)			(2,805)

Net interest income		$129,181			$127,059

Interest-rate spread			3.24%			3.29%

Net interest margin			3.32%			3.38%

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Consolidated Average Balances, Yields and Rates Paid (unaudited)

Nine Months Ended September 30,	2008			2007
(Dollars in thousands)	Average balance	Interest	Fully tax- equivalent yield/rate	Average balance	Interest	Fully tax- equivalent yield/rate

Assets:
Interest-earning assets:
Loans	$12,677,899	$542,421	5.67%	$12,380,468	$632,348	6.78%
Investment securities (b)	2,985,423	127,699	5.57	2,402,321	105,023	5.84
Loans held for sale	35,181	1,546	5.86	390,651	18,284	6.24
Short-term investments	4,750	106	2.93	73,122	2,913	5.25

Total interest-earning assets	15,703,253	671,772	5.65	15,246,562	758,568	6.61

Noninterest-earning assets	1,538,806			1,598,840

Total assets	$17,242,059			$16,845,402

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Demand deposits	$1,480,139	$—	—%	$1,511,333	$—	—%
Savings, NOW and money market deposit accounts	5,852,690	63,145	1.44	5,733,793	93,982	2.19
Time deposits	4,744,594	129,883	3.65	5,256,838	177,815	4.52

Total deposits	12,077,423	193,028	2.13	12,501,964	271,797	2.91

Securities sold under agreements to repurchase and other short-term debt	1,330,197	28,298	2.80	970,515	33,208	4.51
Federal Home Loan Bank advances	1,230,280	30,607	3.27	743,770	26,490	4.70
Long-term debt	658,387	28,968	5.87	591,331	33,650	7.59

Total borrowings	3,218,864	87,873	3.60	2,305,616	93,348	5.36

Total interest-bearing liabilities	15,296,287	280,901	2.44	14,807,580	365,145	3.29

Noninterest-bearing liabilities	147,620			154,169

Total liabilities	15,443,907			14,961,749

Preferred stock of subsidiary corporation	9,577			9,577

Shareholders’ equity	1,788,575			1,874,076

Total liabilities and shareholders’ equity	$17,242,059			$16,845,402

		390,871			393,423
Less: tax-equivalent adjustment		(11,148)			(7,930)

Net interest income		$379,723			$385,493

Interest-rate spread			3.21%			3.32%

Net interest margin			3.28%			3.42%

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Five Quarter Nonperforming Assets (unaudited)

(Dollars in thousands)	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007
Nonperforming loans:
Continuing Portfolio:
Commercial:
Commercial	$51,081	$55,788	$30,264	$26,804	$25,845
Equipment financing	7,462	6,718	5,719	6,473	5,054

Total commercial	58,543	62,506	35,983	33,277	30,899

Commercial real estate	8,971	9,710	7,809	8,523	10,116
Residential development	74,808	48,130	13,402	4,373	4,122
Residential:
Residential construction to permanent	8,189	6,660	4,200	2,820	—
All other	25,474	19,633	22,042	19,532	14,811

Total residential	33,663	26,293	26,242	22,352	14,811

Consumer	23,427	20,745	17,084	14,455	12,688

Nonperforming loans - continuing portfolio	199,412	167,384	100,520	82,980	72,636

Liquidating Portfolio:
NCLC (d)	17,491	29,025	29,804	22,797	18,486
Consumer	10,801	10,651	9,378	7,126	4,199

Nonperforming loans - liquidating portfolio	28,292	39,676	39,182	29,923	22,685

Total nonperforming loans	227,704	207,060	139,702	112,903	95,321

Other real estate owned and repossessed assets:
Commercial	13,287	6,776	6,590	2,211	5,233
Residential	6,014	4,071	1,820	1,062	985
Consumer	3,461	6,193	5,872	4,896	2,635

Total other real estate owned and repossessed assets	22,762	17,040	14,282	8,169	8,853

Total nonperforming assets	$250,466	$224,100	$153,984	$121,072	$104,174

Accruing loans 90 or more days past due	$708	$1,380	$1,032	$1,891	$1,286

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Five Quarter Past Due Loans (unaudited)

(Dollars in thousands)	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007
Past Due 30-89 days:
Continuing Portfolio:
Commercial:
Commercial	$7,196	$8,337	$10,229	$13,291	$4,237
Equipment financing	8,102	9,414	10,269	5,644	3,057

Total commercial	15,298	17,751	20,498	18,935	7,294
Commercial real estate	18,241	2,756	24,655	8,178	13,369
Residential development	5,832	2,485	5,999	3,876	7,648
Residential:
Residential construction to permanent	4,156	1,914	3,339	3,743	1,656
All other	35,341	24,621	22,295	19,967	22,501

Total residential	39,497	26,535	25,634	23,710	24,157
Consumer	23,279	18,137	20,721	22,347	17,836

Past Due 30-89 days - continuing portfolio	102,147	67,664	97,507	77,046	70,304

Liquidating Portfolio:
NCLC (d)	3,758	3,486	4,983	13,143	10,209
Consumer	15,370	8,063	10,473	8,793	7,815

Past Due 30-89 days - liquidating portfolio	19,128	11,549	15,456	21,936	18,024

Past Due 90 days or more:
Commercial	534	1,380	596	1,141	1,031
Commercial real estate	174	—	—	550	—
Residential development	—	—	436	200	255

Past Due 90 days or more	708	1,380	1,032	1,891	1,286

Total	$121,983	$80,593	$113,995	$100,873	$89,614

See Selected Financial Highlights for footnotes.

WEBSTER FINANCIAL CORPORATION

Five Quarter Changes in the Allowance for Credit Losses (unaudited)

	For the Three Months Ended
(Dollars in thousands)	Sept. 30, 2008	June 30, 2008	March 31, 2008	Dec. 31, 2007	Sept. 30, 2007
Beginning balance	$194,368	$189,808	$197,586	$164,011	$152,750
Provision	45,500	25,000	15,800	45,250	15,250
Charge-offs continuing portfolio:
Commercial	13,837	3,903	10,949	2,182	1,609
Equipment financing	998	672	490	303	266
Commercial real estate	—	378	—	—	117
Residential development	161	3,711	—	—	—
Residential	1,624	1,036	1,480	71	364
Consumer	4,643	2,784	3,697	1,833	1,613

Charge-offs continuing portfolio:	21,263	12,484	16,616	4,389	3,969
Recoveries	(714)	(1,290)	(827)	(1,611)	(1,018)

Net loan charge-offs	20,549	11,194	15,789	2,778	2,951

Charge-offs liquidating portfolio:
NCLC (d)	14,025	4,203	4,341	7,051	69
Consumer	6,767	5,450	3,448	1,846	969

Charge-offs liquidating portfolio:	20,792	9,653	7,789	8,897	1,038
Recoveries	(142)	(407)	—	—	—

Net loan charge-offs	20,650	9,246	7,789	8,897	1,038

Total net charge-offs	41,199	20,440	23,578	11,675	3,989

Ending balance	$198,669	$194,368	$189,808	$197,586	$164,011

Components:
Allowance for loan losses	$189,169	$184,868	$180,308	$188,086	$154,532
Reserve for unfunded credit commitments	9,500	9,500	9,500	9,500	9,479

Allowance for credit losses	$198,669	$194,368	$189,808	$197,586	$164,011

Asset Quality Ratios:

Allowance for loan losses / total loans	1.47%	1.45%	1.43%	1.51%	1.24%
Allowance for credit losses / total loans	1.54	1.52	1.51	1.58	1.32
Net charge-offs / average loans (annualized)	1.29	0.64	0.75	0.38	0.13
Nonperforming loans / total loans	1.77	1.62	1.11	0.90	0.77
Nonperforming assets / total loans plus OREO	1.94	1.75	1.22	0.97	0.84
Allowance for credit losses / nonperforming loans	87.25	93.87	135.87	175.01	172.06

Continuing Portfolio
Allowance for loan losses / total loans	1.29%	1.23%	1.13%	1.15%	n/a
Allowance for credit losses / total loans	1.36	1.30	1.21	1.23	n/a
Net charge-offs / average loans (annualized)	0.66	0.36	0.52	0.09	n/a
Nonperforming loans / total loans	1.59	1.35	0.82	0.69	n/a
Nonperforming assets / total loans plus OREO	1.74	1.47	0.93	0.76	n/a
Allowance for credit losses / nonperforming loans	85.66	96.48	146.92	177.98	n/a

Liquidating Portfolio

NCLC
Allowance for loan losses / total loans	14.01%	14.26%	18.77%	20.65%	n/a
Net charge-offs / average loans (annualized)	92.69	23.00	25.78	25.43	n/a
Nonperforming loans / total loans	42.20	45.68	43.49	27.37	n/a
Allowance for loan losses / nonperforming loans	33.19	31.22	43.15	75.45	n/a

Consumer
Allowance for loan losses / total loans	7.45%	7.53%	8.96%	9.60%	n/a
Net charge-offs / average loans (annualized)	8.81	6.75	4.20	2.17	n/a
Nonperforming loans / total loans	3.65	3.37	2.87	2.09	n/a
Allowance for loan losses / nonperforming loans	204.08	223.63	312.09	458.88	n/a

See Selected Financial Highlights for footnotes.